                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                 Registration No.: 333-130408-01

MLMT 2006-C1 - New Issue $2.496 bn Fixed Rate CMBS
Merrill Lynch Mortgage Trust 2006-C1
Commercial Mortgage Pass-Through Certificates, Series 2006-C1

Bookrunner:       Merrill Lynch
Co-Lead Managers: Merrill Lynch, LaSalle Financial Services
Co-Managers:      PNC, Goldman Sachs, Morgan Stanley
Rating Agencies:  Fitch, S&P

Class  Size($mm)    (F/S)   Sub Lvl    WAL   Prin Window  Px Guid   Stat
A1       91.545    AAA/AAA   30.000   2.670     1 -  57    S+3a     0.5x
A2      380.910    AAA/AAA   30.000   4.824    57 -  60    S+12a    0.2x
A3      159.000    AAA/AAA   30.000   6.403    73 -  83    S+27a    0.6x
ASB     113.900    AAA/AAA   30.000   7.271    60 - 111    S+22a    1.3x
A4      757.147    AAA/AAA   30.000   9.694   111 - 118    S+23a    1.5x
A1A     244.645    AAA/AAA   30.000   8.934   ***NOT OFFERED***
AM      249.593    AAA/AAA   20.000   9.851   118 - 119    S+26a    0.4x
AJ      218.393    AAA/AAA   11.250   9.881   119 - 119    S+29a    OPEN
B        56.159     AA/AA     9.000   9.909   119 - 120    S+33a    0.2x
C        28.079    AA-/AA-    7.875   9.964   120 - 120    S+35a    0.4x
D        31.199      A/A      6.625   9.964   120 - 120    S+43a    0.4x

Collateral:       245 Loans, 300 Properties
 -Loan Sellers:   LaSalle 49.2%, MLML 33.9%, PNC 11.1%, Artesia 5.8%
 -Prop Types:     RT 33.0%, OF 31.0%, Hotel 12.7%, MF 10.9%, IND 6.2%,
                  Mixed Use 3.8%, SS 1.7%, MHC 0.5%, Other 0.2%
 -Geo Dist:       TX 11.3%, GA 10.2%, CA 9.2% (South 7.9%, North 1.3%), FL 8.6%,
                  AZ 5.9%, IN 5.6%, LA 5.3%, WA 5.0%, NY 4.3%, Other 34.6%
 -DSCR/LTV        1.50x/67.0%
 -Inv Grade:      14.4%
 -Top 10 Loans:   35.3% of the pool, DSCR: 1.64x, LTV: 62.9%

Tentative Road Show Calendar:
 -Mon May  8: New York
 -Tue May  9: New York
 -Wed May 10: Hartford / Group Call
     -Global Group Call:  1:00PM EST Tel: 888-419-5570 Code: 41698027
     -Hartford Meeting:   2:30PM EST @ Max's Downtown
 -Thu May 11: Boston / Minneapolis
     -Boston Breakfast:   8:30AM EST @ One Financial Center
     -Minn Lunch:        11:30AM CST @ Grand Hotel, Boardroom #1
 -Fri May 12: Conference Calls

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been
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